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                                                                      EXHIBIT 11


                        BENCHMARQ MICROELECTRONICS, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
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                                                                     THREE MONTHS ENDED    SIX MONTHS ENDED
                                                                         JUNE 30,              JUNE 30,
                                                                     -------------------  -------------------
                                                                       1996       1995      1996      1995
                                                                      -------    -------   -------   -------
Earnings:
   Net income.................................................        $ 1,259    $ 1,042   $ 2,316   $ 2,021
   Add: Interest expense, net of tax effect, on
      subordinated promissory notes assumed retired...........              -         14         -        26
                                                                      -------    -------   -------   -------
   Adjusted net income........................................        $ 1,259    $ 1,056   $ 2,316   $ 2,047
                                                                      =======    =======   =======   =======

Shares:
   Weighted average common shares outstanding.................          6,606        255     6,581       247
   Weighted average common equivalent shares:
      Add: Common shares issued upon assumed
             conversion of preferred stock....................              -      5,106         -     5,106
           Common shares issued on assumed
             exercise of stock options and warrants...........          1,065      1,111       958     1,118
      Less:  Shares assumed repurchased.......................            312        122       247       122
                                                                      -------    -------   -------   -------

Weighted average common and common equivalent
   shares.....................................................          7,359      6,350     7,292     6,349
                                                                      =======    =======   =======   =======

Earnings per common and common equivalent share...............        $  0.17    $  0.17   $  0.32   $  0.32
                                                                      =======    =======   =======   =======

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